Exhibit 10.58

AMENDMENT TO 2013 SUPPLEMENTAL EQUITY COMPENSATION PLAN

SFX Entertainment, Inc., a Delaware corporation (the “Company”), hereby adopts this Amendment (this “Amendment”) to the 2013 Supplemental Equity Compensation Plan (the ‘Supplemental Plan”) effective as of September 9, 2013 (the “Effective Date”).

WITNESSETH

WHEREAS, the Company’s Board of Directors (the “Board”) has adopted the Supplemental Plan and the Company’s stockholders have ratified the Supplemental Plan;

WHEREAS, the Supplemental Plan currently provides that the maximum aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Supplemental Plan is 10,500,000 shares;

WHEREAS, the Company desires to amend the Supplemental Plan to increase the number of shares of Company Stock that may be issued under the Supplemental Plan by 233,000 shares to a total of 10,733,000 shares of Company Stock; and

WHEREAS, pursuant to Section 13 of the Supplemental Plan, the Company may amend the Supplemental Plan.

NOW, THEREFORE, the Supplemental Plan is hereby amended as follows:

1.             The first sentence of Section 3 of the Supplemental Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Supplemental Plan is 10,733,000, which shall include a maximum aggregate of 100,000 shares that may be issued as Incentive Stock Options.”

2.             Except as expressly amended hereby, the Supplemental Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the Effective Date.

SFX ENTERTAINMENT, INC.

By:	/s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: Chief Executive Officer